    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 2004
                                                           REGISTRATION NO. 333-

 ===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                            CENTERPOINT ENERGY, INC.
             (Exact name of registrant as specified in its charter)

             TEXAS                       1111 LOUISIANA          74-0694415
(State or other jurisdiction of       HOUSTON, TEXAS 77002    (I.R.S. Employer
 incorporation or organization)          (713) 207-1111      Identification No.)

                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                           --------------------------

                                 RUFUS S. SCOTT
    VICE PRESIDENT, DEPUTY GENERAL COUNSEL AND ASSISTANT CORPORATE SECRETARY
                                 1111 LOUISIANA
                              HOUSTON, TEXAS 77002
                                 (713) 207-1111
                    (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM     AMOUNT OF
                                                    AMOUNT TO BE          OFFERING PRICE         AGGREGATE       REGISTRATION
    TITLE OF SHARES TO BE REGISTERED                             PER UNIT          OFFERING PRICE         FEE
Common Stock, par value $0.01 per share (1)...         62,017                $16.40(2)          $1,017,079(2)
                                                      137,983                $10.96(2)          $1,512,294(2)
                                                      -------
                                                      200,000 shares                                                $320(2)

-------------

(1) Includes the associated rights to purchase preferred stock, which initially are attached to and trade with the shares of common stock being registered hereby.

(2) Estimated solely to compute the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. The proposed maximum offering price registration fee with respect to 62,017 shares underlying outstanding options is based on their weighted average exercise price of $16.40 per share. The proposed maximum offering price and registration fee with respect to the remaining shares is calculated pursuant to Rule 457(c) based on the average of the high and low prices on the NYSE compositor tape of $10.96 on April 14, 2004.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED APRIL 16, 2004

PROSPECTUS

                            [CENTERPOINT ENERGY LOGO]

                         200,000 Shares of Common Stock

     By this prospectus, we may offer up to 200,000 shares of our common stock deliverable upon exercise of options originally issued to our employees and employees of our subsidiaries that have been transferred in accordance with the terms and conditions of our Long-Term Incentive Plan and our 1994 Long-Term Incentive Compensation Plan. The transferred options to which this prospectus relates include only those transferred to persons who may not exercise the options in a transaction covered by our prospectuses relating to exercises by employees.

     Our common stock is listed on the New York Stock Exchange under the symbol "CNP." The last reported sales price of our common stock on the New York Stock Exchange on April 15, 2004 was $10.97 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is           , 2004.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THAT DOCUMENT. ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                                TABLE OF CONTENTS

                                                                              Page
                                                                              ----
WHERE YOU CAN FIND MORE INFORMATION........................................     2
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION.................     3
OUR COMPANY................................................................     5
RISK FACTORS...............................................................     6
USE OF PROCEEDS............................................................     6
PLAN OF DISTRIBUTION.......................................................     6
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS..................     10
DESCRIPTION OF OUR CAPITAL STOCK..........................................     11
VALIDITY OF SECURITIES....................................................     18
EXPERTS...................................................................     18

                       WHERE YOU CAN FIND MORE INFORMATION

      We file reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov.

      This prospectus is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

      We have obtained a no-action letter from the SEC which provides that we will be treated as the successor of Reliant Energy, Incorporated for financial reporting purposes under the Securities Exchange Act of 1934. We are "incorporating by reference" into this prospectus information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (but not information deemed to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

      We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished to and not filed with the SEC) until all the securities are sold:

      - our Annual Report on Form 10-K for the year ended December 31, 2003 (our "2003 Form 10-K"),

      -        our Current Report on Form 8-K filed January 29, 2004,

      -        Item 5 of our Current Report on Form 8-K filed February 12, 2004,

      -        our Current Report on Form 8-K filed March 10, 2004,

      - our Current Report on Form 8-K filed April 1, 2004 which reports that our subsidiary, CenterPoint Energy Resources Corp., entered into a new credit agreement,

      - Item 5 of our Current Report on Form 8-K filed April 1, 2004 which reports the filing of our final true-up application, and

      - the description of our common stock (including the related preferred share purchase rights) contained in our Current Report on Form 8-K filed September 6, 2002, as we may update that description from time to time.

      You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

                            CenterPoint Energy, Inc.
                             Attn: Investor Services
                                  P.O. Box 4567
                            Houston, Texas 77210-4567
                                 (713) 207-1111

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      From time to time we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. In some cases, you can identify our forward-looking statements by the words "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "objective," "plan," "potential," "predict," "projection," "should," "will" or other similar words.

      We have based our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

      The following are some of the factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements:


      - the timing and outcome of the regulatory process leading to the determination and recovery of the true-up components and the securitization of these amounts,

      - the timing and results of the monetization of our interest in Texas Genco Holdings, Inc.,

      - state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry, constraints placed on our activities or business by the Public Utility Holding Company Act of 1935, as amended ("1935 Act"), changes in or application of laws or regulations applicable to other aspects of our business and actions with respect to:

               -        allowed rates of return,

               -        rate structures,

               -        recovery of investments, and

               -        operation and construction of facilities,

      - termination after 2003 of accruals for the true-up of the difference between market prices for generation projected by the Public Utility Commission of Texas and the actual market prices for generation as determined in the state-mandated capacity auctions,

      - industrial, commercial and residential growth in our service territory and changes in market demand and demographic patterns,

      - the timing and extent of changes in commodity prices, particularly natural gas,

      -        changes in interest rates or rates of inflation,

      -        weather variations and other natural phenomena,

      -        the timing and extent of changes in the supply of natural gas,

      - commercial bank and financial market conditions, our access to capital, the cost of such capital, receipt of certain approvals under the 1935 Act, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets,

      -        actions by rating agencies,

      - inability of various counterparts to meet their obligations to us,

      - non-payment for our services due to financial distress of our customers, including Reliant Resources, Inc. ("Reliant Resources"),

      - the outcome of the pending lawsuits against us, Reliant Energy, Incorporated and Reliant Resources,

      - the ability of Reliant Resources to satisfy its obligations to us, including indemnity obligations and obligations to pay the "price to beat" clawback, and

      - other factors we discuss in "Risk Factors" beginning on page 26 of our 2003 10-K.

      Other risk factors are described in other documents we file with the SEC and incorporated by reference in this prospectus.

      You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

                                   OUR COMPANY

      Unless the context requires otherwise, the terms "CenterPoint Energy," "our company," "we," "our," "ours" and "us" refer to CenterPoint Energy, Inc.; the term "CenterPoint Houston" refers to CenterPoint Energy Houston Electric, LLC, our electric utility subsidiary; and the term "CERC" refers to CenterPoint Energy Resources Corp., our gas distribution and pipelines and gathering subsidiary.

      We are a public utility holding company. Our indirect wholly owned subsidiaries include (i) CenterPoint Houston, which engages in electric transmission and distribution in a 5,000-square mile area of the Texas Gulf Coast that includes Houston, and (ii) CERC, which owns gas distribution systems serving approximately 3 million customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. Through wholly owned subsidiaries, CERC also owns two interstate natural gas pipelines and gas gathering systems and provides various ancillary services. We also have an approximately 81% ownership interest in Texas Genco Holdings, Inc. ("Texas Genco"), which owns and operates electric generating plants in Texas. We distributed approximately 19% of the outstanding common stock of Texas Genco to our shareholders on January 6, 2003.

      We are a registered public utility holding company under the Public Utility Holding Company Act of 1935 ("1935 Act"). The 1935 Act and related rules and regulations impose a number of restrictions on our regulated activities and those of our subsidiaries other than Texas Genco. The 1935 Act, among other things, limits our ability and the ability of our subsidiaries to issue debt and equity securities without prior authorization, restricts the source of dividend payments to current and retained earnings without prior authorization, regulates sales and acquisitions of certain assets and businesses and governs affiliate transactions.

      Our executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number 713-207-1111).

                                  RISK FACTORS

         The information contained elsewhere in this prospectus and the risk factors described in "Item 1. Business - Risk Factors" in our 2003 Form 10-K, which discussion is incorporated in this section by reference, and any risk factors included in other documents incorporated by reference herein should be considered carefully by each prospective investor before making an investment decision.

                                 USE OF PROCEEDS

      The proceeds we will receive upon exercise of the transferable options will depend on their exercise prices. We will pay expenses of the offering. The net proceeds we receive will be used for general corporate purposes.

                              PLAN OF DISTRIBUTION

      We are offering the shares covered by this prospectus to holders of transferable options that have been transferred by the original employee participants in our Long-Term Incentive Plan and our 1994 Long-Term Incentive Compensation Plan. This prospectus applies to exercises by transferees whose exercises cannot, under applicable federal securities regulations, be covered by the same prospectus used for exercises by employees. Transferees who can exercise options under the same prospectus used for exercises by employees are generally limited to family members who have acquired the options from the employee through a gift or domestic relations order. For purposes of this limitation, "family member" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee transferor's household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than 50% of the voting interests, in each case who do not acquire the options for value.

      The descriptions below of some of the provisions of the plans relating to the transferable options are only summaries. They are not complete and are qualified in their entirety by the actual terms of the applicable plans and the award agreements or other documentation containing the terms and conditions of particular awards. In this prospectus, we refer to our Long-Term Incentive Plan and our 1994 Long-Term Incentive Compensation Plan, as amended from time to time, as "the plans." We will provide copies of the plans and applicable agreements or other documents to any option transferee upon written request.

GENERAL

         The plans have been adopted by our board of directors and approved by our shareholders. The primary objectives of the plans are to attract and retain the services of employees and independent contractors and provide incentives to qualifying individuals who can contribute materially to our success and profitability. The plans permit the granting of nonqualified stock options and incentive stock options. The plans are not subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), and are not qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code").

         In general, options granted under the plans may not be assigned or otherwise transferred except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or ERISA, or the rules thereunder. At the discretion of the compensation committee of our board of directors (the "Committee"), transfers to or for the benefit of family members of the participants may also be allowed.

         In November 2003, the board of directors amended the plans to permit, effective December 1, 2003, transfers of options to a broader class of transferees in limited circumstances. The amendments allow an optionee, on or after the date his or her employment with us is terminated, to transfer his or her vested options under the plans without regard to the generally applicable limitations described above if specified conditions are met. The conditions are:

         - that the former employee has assumed an office or position with a federal, state or local government or agency or instrumentality, and

         - that the Committee has determined in its sole discretion that by reason of the former employee's holding that office or position, retaining the option, exercising it or holding or voting the common stock issued on its exercise is or is likely to:

                  - be prohibited or restricted by law, regulation or order, or

                  - give rise to or result in an actual or potential conflict of interest, disqualification or similar impediment in or to the exercise of the duties or responsibilities of the governmental office or position.

ADMINISTRATION

         In general, the plans are administered by the Committee. The members of the Committee are selected and may be changed at any time by the board of directors. The Committee selects the participants and determines the type or types of awards and the number of shares to be optioned or granted to each participant under the plan. The Committee has the power to amend or modify the terms of an award in any manner that is either:

         -        not adverse to the award recipient,

         -        consented to by the award recipient, or

         - necessary to maintain consistency with the terms of the applicable plan.

The Committee has full and final authority to interpret the respective plans and may, from time to time, adopt rules and regulations in order to carry out the terms of the plans.

         The Committee may delegate to the chief executive officer and other senior officers its duties under the plans, and it may also engage or authorize the engagement of third-party administrators to carry out administrative functions under the plans. The plans provide that members of the Committee and other officers who assume duties under the plans will not be liable for their actions in connection with administration of the plan except for willful misconduct and statutory violations.

         For more information about the plans and their administrators, option transferees may contact Preston Johnson, Jr., Senior Vice President - Human Resources and Shared Services, at (713) 207-7205.

TERMS OF AWARD OF OPTIONS

         Each transferable option is subject to the terms and conditions of the applicable plan, the applicable award agreement or other documentation and such other terms and conditions as the Committee may determine consistent with the terms of the applicable plan.

         Stock options are rights to purchase a specified number of shares of our common stock at a specified price. The number of shares, the exercise price, and all other terms and conditions of a stock option are determined by the Committee on or before the date of grant. A stock option granted under a plan may consist of either an incentive stock option that complies with the requirements of Section 422 of the Code or a non-qualified stock option that does not comply with such requirements. In general, stock options must have an exercise price per share that is not less than the fair market value of our common stock on the date of grant. However, under our Long-Term Incentive Plan, the Committee may grant non-qualified stock options covering up to 1,000,000 shares of common stock with an exercise price per share that is less than the fair market value on the date of grant.

         The exercise price of a stock option must be paid in full at the time the stock option is exercised. If permitted by the Committee and elected by the participant, the exercise price may be paid by means of tendering shares of our common stock or surrendering another award granted under the plan. Tendered shares of common stock would be valued at the fair market value of our common stock on the date of exercise. The Committee will determine acceptable methods for tendering common stock or other awards to exercise a stock option. The Committee may also adopt additional rules and procedures regarding the exercise of stock options from time to time, provided that such rules and procedures are not inconsistent with the applicable plan. In the alternative, the Committee may provide for settlement of a stock option by cash payment to the option holder equal to the difference between the fair market value per share of common stock on the date of exercise and the exercise price, multiplied by the number of shares with respect to which the stock option is exercised.

         Terms and conditions of an option may include performance targets (including targets based on stock price, earnings per share or other financial performance measures) which must be reached before the option becomes exercisable. In addition, the applicable award agreement or other documentation may contain provisions restricting or terminating the right to exercise the option following termination of employment of the participant or other forfeiture provisions.

         This prospectus also relates to the offer and sale of common stock pursuant to transferred options to the beneficiaries of option transferees, or the executors, administrators or beneficiaries of their estates, or other persons duly authorized by law to administer the estate or assets of such option transferees.

      UPON TRANSFER TO AN OPTION TRANSFEREE, AN OPTION CONTINUES TO BE GOVERNED BY AND SUBJECT TO THE TERMS AND CONDITIONS OF THE APPLICABLE PLAN AND THE RELEVANT AWARD AGREEMENT OR OTHER DOCUMENTATION, AND THE OPTION TRANSFEREE IS ENTITLED TO THE SAME RIGHTS, AND IS SUBJECT TO THE SAME LIMITATIONS, AS THE PARTICIPANT WHO INITIALLY ACQUIRED THE OPTIONS, SUBJECT, HOWEVER TO ANY ADDITIONAL OR DIFFERENT CONDITIONS THE COMMITTEE MAY IMPOSE IN CONNECTION WITH THE TRANSFER.

         These terms and conditions include, without limitation, provisions in the applicable plan and the related award agreement or other documentation concerning the right to consent to adverse amendments to the option as well as provisions relating to the expiration, exercisability, exercise price and forfeiture of the option. For information regarding the terms of a particular option and the related plan and award agreement or other documentation, option transferees may contact Preston Johnson, Jr., Senior Vice President - Human Resources and Shared Services, at (713) 207-7205.

         No participant or option transferee has any right to receive dividends or any other rights as a shareholder with respect to our shares issuable pursuant to any option until such option is exercised by such participant or option transferee, as the case may be.

EXERCISE; PAYMENT; WITHHOLDING TAXES

         The exercise price of each share as to which an option is exercised by an option transferee must be paid by the option transferee in full at the time of such exercise. Such payment must be made, in the sole discretion of the Committee (i) in cash (e.g. by certified or official bank check), (ii) by tender of shares of common stock already owned by the option transferee valued at a fair market value (determined in accordance with the applicable plan and award documents) equal to the exercise price as of the date of exercise, (iii) by any other payment methods then available to participants and option transferees under the terms of the applicable plan and award agreement or other documents and applicable law and regulation or (iv) by any combination of the foregoing.

         The foregoing payment methods may be authorized and implemented in accordance with guidelines established by the Committee. These authorizations and guidelines may be changed by the Committee at any time. No payment or delivery of shares of common stock may be made unless we are satisfied that payment or delivery will comply with applicable laws and regulations. Certificates evidencing shares of common stock delivered under the plan may be subject to stop transfer orders and other restrictions that the Committee deems advisable. The Committee may cause a legend or legends to be placed upon the certificates (if any) to make appropriate reference to these restrictions.

         Upon exercise by an option transferee of an option, other than an option transferee pursuant to a domestic relations order in the context of a divorce, any federal, state or local withholding taxes arising from the exercise are the obligation of the participant. The shares of common stock issuable to the option transferee upon such exercise will not be delivered (and, accordingly, the option transferee may not sell any such shares) until the participant's withholding obligations with respect to such exercise, where applicable, have been satisfied. ACCORDINGLY, THE TIMING OF RECEIPT OF SHARES UPON EXERCISE OF AN OPTION BY AN OPTION TRANSFEREE IS NOT ENTIRELY WITHIN HIS OR HER CONTROL.

         In the case of stock options transferred pursuant to a domestic relations order in the context of a divorce, the participant would not be liable for income taxes on the transfer or exercise. The option transferee would be responsible for the income taxes on exercise.

ADJUSTMENTS

         In the event of any subdivision or consolidation of outstanding shares of common stock, declaration of a dividend payable in shares of common stock or other stock split, then (i) the number of shares of common stock reserved under the plans, (ii) the number of shares of common stock covered by options, (iii) the grant price of options, (iv) the appropriate fair market value for options and (v) specified other terms will be proportionately adjusted by our board of directors as appropriate to reflect the transaction. In the event of any other recapitalization, merger, consolidation, adoption of a plan of exchange affecting the common stock or any distribution to holders of common stock of securities or property (other than normal dividends), our board of directors will make appropriate adjustments as described in clauses (ii), (iii), (iv) and
(v) above to reflect such transaction; but only to the extent necessary to maintain the proportionate interest of the option holders and preserve, without increasing, the value of the options. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, our board of directors is authorized (x) to substitute new options for previously issued options or to assume previously issued options as part of such adjustment or (y) to cancel options and give the holders of such options notice and opportunity to exercise for 30 days prior to the cancellation.

AMENDMENT, MODIFICATION AND TERMINATION

         Our board of directors may amend, modify, suspend or terminate the plans for the purpose of addressing changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment that would impair the rights of a participant with respect to any outstanding options may be made without the consent of the participant and (ii) no amendment legally requiring shareholder approval will be effective until such approval has been obtained.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

         The following discussion summarizes some U.S. federal income tax consequences to participants and option transferees with respect to options transferred under the plans. This summary is based on statutory provisions, Treasury regulations, judicial decisions and rulings of the Internal Revenue Service in effect on the date hereof. This section is not intended to be a complete statement of the federal income tax aspects of the plans and does not describe the possible effects of state and other income taxes or of gift, estate and inheritance taxes. PARTICIPANTS AND OPTION TRANSFEREES ARE ADVISED TO CONSULT A QUALIFIED TAX ADVISER BEFORE TAKING ANY ACTION PERMITTED WITH RESPECT TO NONQUALIFIED OPTIONS TRANSFERRED TO THEM.

TRANSFERRED OPTIONS

         Neither the participant nor the option transferee will realize taxable income at the time a participant transfers a nonqualified option without consideration to an option transferee. However, there may be gift tax consequences, as to which participants and option transferees are advised to consult a qualified tax adviser. Upon the subsequent exercise of the nonqualified option by the option transferee, other than a stock option transferred pursuant to a domestic relations order in the context of a divorce, the participant (not the option transferee) will realize ordinary income in an amount measured by the difference between the fair market value of the shares on the date of exercise and the exercise price, and we will generally be entitled to a corresponding deduction. Upon a subsequent disposition of the shares by the option transferee, the option transferee will generally realize short-term or long-term capital gain or loss, depending on the length of time the shares have been held, with the basis for computing such gain or loss equal to the fair market value of the stock at the time of exercise.

         If an option transferee delivers previously-acquired shares, however acquired, in payment of all or any part of the exercise price of a nonqualified option, the option transferee will not, as a result of such delivery, be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously-acquired shares after their acquisition date. The option transferee's tax basis in, and holding period for, the previously-acquired shares surrendered carries over to an equal number of the shares received on a share-for-share basis. The tax basis of the remaining shares is equal to their fair market value on the date of exercise, and the holding period of such shares commences on such date.

WITHHOLDING TAXES

         As noted above (see "Plan of Distribution -- Exercise; Payment; Withholding Taxes" above), withholding taxes, if any, arising from the exercise of a nonqualified option by an option transferee continue to be the obligation of the applicable participant, and shares issuable upon such exercise will not be delivered to the option transferee until such obligations have been satisfied by the participant.

                        DESCRIPTION OF OUR CAPITAL STOCK

         The following descriptions are summaries of material terms of our common stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our amended and restated articles of incorporation and amended and restated bylaws, each as amended to date, copies of which we have previously filed with the SEC, and by the provisions of applicable law. Our authorized capital stock consists of:

         - 1,000,000,000 shares of common stock, par value $0.01 per share, of which 307,072,860 shares are outstanding as of March 31, 2004, and

         - 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of March 31, 2004.

         A series of our preferred stock, designated Series A Preferred Stock, has been reserved for issuance upon exercise of the preferred stock purchase rights attached to each share of our common stock pursuant to the shareholder's rights plan discussed below.

COMMON STOCK

         VOTING RIGHTS. Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. There are no cumulative voting rights. Subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, the holders of our common stock possess exclusive full voting power for the election of directors and for all other purposes.

         DIVIDENDS. Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose.

         LIQUIDATION RIGHTS. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to shareholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock, which may include the right to participate further with the holders of our common stock in the distribution of any of our remaining assets.

         PREEMPTIVE RIGHTS. Holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights.

         TRANSFER AGENT AND REGISTRAR. Our shareholder services division serves as transfer agent and registrar for our common stock.

         OTHER PROVISIONS. There are no redemption or sinking fund provisions applicable to our common stock. No personal liability will attach to holders of such shares under the laws of the State of Texas. Subject to the provisions of our articles of incorporation and bylaws imposing certain supermajority voting provisions, the rights of the holders of shares of our common stock may not be modified except by a vote of at least a majority of the shares outstanding, voting together as a single class.

PREFERRED STOCK

         Our board of directors may cause us to issue preferred stock from time to time in one or more series and may fix the number of shares and the terms of each series without the approval of our shareholders. Our board of directors may determine the terms of each series, including:

         -        the designation of the series,

         -        dividend rates and payment dates,

         -        redemption rights,

         -        liquidation rights,

         -        sinking fund provisions,

         -        conversion rights,

         -        voting rights, and

         -        any other terms.

         The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of us. For example, if, in the exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal was not in our best interest, the board of directors could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board of directors to be in our best interest could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders.

         For purposes of the rights plan described below, our board of directors has designated a series of preferred stock to constitute the Series A Preferred Stock. For a description of the rights plan, see " -- Anti-Takeover Effects of Texas Laws and Our Charter and Bylaw Provisions" and " -- Shareholder Rights Plan."

ANTI-TAKEOVER EFFECTS OF TEXAS LAWS AND OUR CHARTER AND BYLAW PROVISIONS

         Some provisions of Texas law and our articles of incorporation and bylaws could make the following more difficult:

         -        acquisition of us by means of a tender offer,

         - acquisition of control of us by means of a proxy contest or otherwise, or

         -        removal of our incumbent officers and directors.

         These provisions, as well as our shareholder rights plan, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of this increased protection gives us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

CHARTER AND BYLAW PROVISIONS

         ELECTION AND REMOVAL OF DIRECTORS. The exact number of members of our board of directors will be fixed from time to time by resolution of the board of directors. Our board of directors is divided into three classes, Class I, Class II and Class III. Each class is as nearly equal in number of directors as possible. The terms of office of the directors of Class I expire at the annual meeting of shareholders in 2006, of Class II expire at the annual meeting of shareholders in 2004 and of Class III expire at the annual meeting of shareholders in 2005. At each annual meeting, the shareholders elect the number of directors equal to the number in the class whose term expires at the meeting to hold office until the third succeeding annual meeting. This system of electing and removing directors may discourage a third party from making a tender offer for or otherwise attempting to obtain control of us, because it generally makes it more difficult for shareholders to replace a majority of the directors. In addition, no director may be removed except for cause, and, subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, directors may be removed for cause only by the holders of a majority of the shares of capital stock entitled to vote at an election of directors. Subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, any vacancy occurring on the board of directors and any newly created directorship may be filled by a majority of the remaining directors in office or by election by the shareholders.

         SHAREHOLDER MEETINGS. Our articles of incorporation and bylaws provide that special meetings of holders of common stock may be called only by the chairman of our board of directors, our chief executive officer, the president, the secretary, a majority of our board of directors or the holders of at least 50% of the shares outstanding and entitled to vote.

         MODIFICATION OF ARTICLES OF INCORPORATION. In general, amendments to our articles of incorporation which are recommended by the board of directors require the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described above under " -- Election and Removal of Directors" and " -- Shareholder Meetings" may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described below under " -- Modification of Bylaws" may be amended only by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors.

         MODIFICATION OF BYLAWS. Our board of directors has the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. The shareholders also have the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

         OTHER LIMITATIONS ON SHAREHOLDER ACTIONS. Our bylaws also impose some procedural requirements on shareholders who wish to:

         -        make nominations in the election of directors,

         -        propose that a director be removed,

         -        propose any repeal or change in the bylaws, or

         - propose any other business to be brought before an annual or special meeting of shareholders.

         Under these procedural requirements, a shareholder must deliver timely notice to the corporate secretary of the nomination or proposal along with evidence of:

         -        the shareholder's status as a shareholder,

         -        the number of shares beneficially owned by the shareholder,

         - a list of the persons with whom the shareholder is acting in concert, and

         -        the number of shares such persons beneficially own.

         To be timely, a shareholder must deliver notice:

         - in connection with an annual meeting of shareholders, not less than 90 nor more than 180 days prior to the date on which the immediately preceding year's annual meeting of shareholders was held; provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date on which the immediately preceding year's annual meeting of shareholders was held, not less than 180 days prior to such annual meeting and not later than the last to occur of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which we first make public announcement of the date of such meeting, or

         - in connection with a special meeting of shareholders, not less than 40 nor more than 60 days prior to the date of the special meeting.

         In order to submit a nomination for the board of directors, a shareholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a shareholder fails to follow the required procedures, the shareholder's nominee or proposal will be ineligible and will not be voted on by our shareholders.

         LIMITATION ON LIABILITY OF DIRECTORS. Our articles of incorporation provide that no director will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by law as in effect from time to time. Currently, Texas law requires that liability be imposed for the following:

         - any breach of the director's duty of loyalty to us or our shareholders,

         - any act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law,

         - a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of a director's office, and

         - an act or omission for which the liability of a director is expressly provided for by statute.

Our bylaws provide that we will indemnify our officers and directors and advance expenses to them in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act ("TBCA"). The bylaws authorize our board of directors to indemnify and advance expenses to people other than our officers and directors in certain circumstances.

TEXAS ANTI-TAKEOVER LAW

         We are subject to Article 13.03 of the TBCA. That section prohibits Texas corporations from engaging in a wide range of specified transactions with any affiliated shareholder during the three-year period immediately following the affiliated shareholder's acquisition of shares in the absence of certain board of director or shareholder approvals. An affiliated shareholder is any person, other than the corporation and any of its wholly owned subsidiaries, that is or was within the preceding three-year period the beneficial owner of 20% or more of any class or series of stock entitled to vote generally in the election of directors. Article 13.03 may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board of directors. This may deprive the shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

SHAREHOLDER RIGHTS PLAN

         Each share of our common stock includes one right to purchase from us a unit consisting of one one-thousandth of a share of our Series A Preferred Stock at a purchase price of $42.50 per unit, subject to adjustment. The rights are issued pursuant the Rights Agreement dated as of January 1, 2002 between us and JPMorgan Chase Bank (the "Rights Agreement"). We have summarized selected portions of the Rights Agreement and the rights below. This summary is qualified by reference to the Rights Agreement, a copy of which we have previously filed with the SEC.

         DETACHMENT OF RIGHTS; EXERCISABILITY. The rights will attach to all certificates representing our common stock issued prior to the "release date." That date will occur, except in some cases, on the earlier of:

         - ten days following a public announcement that a person or group of affiliated or associated persons, whom we refer to collectively as an "acquiring person," has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock, or

         - ten business days following the start of a tender offer or exchange offer that would result in a person becoming an acquiring person.

Our board of directors may defer the release date in some circumstances. Also, some inadvertent acquisitions of our common stock will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

         Until the release date:

         -        common stock certificates will evidence the rights,

         -        the rights will be transferable only with those certificates,

         - new common stock certificates will contain a notation incorporating the Rights Agreement by reference, and

         - the surrender for transfer of any common stock certificate will also constitute the transfer of the rights associated with the common stock represented by the certificate.

         The rights are not exercisable until the release date and will expire at the close of business on December 31, 2011, unless we redeem or exchange them at an earlier date as described below.

         As soon as practicable after the release date, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on the release date. From that date on, only separate rights certificates will represent the rights. We will also issue rights with all shares of common stock issued prior to the release date. We will also issue rights with shares of common stock issued after the release date in connection with some employee benefit plans or upon conversion of some securities, including the notes offered by this prospectus. Except as otherwise determined by our board of directors, we will not issue rights with any other shares of common stock issued after the release date.

         FLIP-IN EVENT. A flip-in event will occur under the Rights Agreement when a person becomes an acquiring person other than pursuant to a "permitted offer." The Rights Agreement defines "permitted offer" as a tender or exchange offer for all outstanding shares of our common stock at a price and on terms that a majority of the independent directors of our board of directors determines to be fair to and otherwise in the best interests of us and the best interest of our shareholders.

         If a flip-in event occurs, each right, other than any right that has become null and void as described below, will become exercisable to receive (in lieu of the shares of Series A Preferred Stock otherwise purchasable) the number of shares of common stock, or in certain circumstances, cash, property or other securities, which has a "current market price" equal to two times the exercise price of the right. Please refer to the Rights Agreement for the definition of "current market price."

         FLIP-OVER EVENT. A "flip-over event" will occur under the Rights Agreement when, at any time from and after the time a person becomes an acquiring person:

         - we are acquired or we acquire any person in a merger or other business combination transaction, other than specified mergers that follow a permitted offer, or

         - 50% or more of our assets, cash flow or earning power is sold or transferred.

If a flip-over event occurs, each holder of a right, except rights that are voided as described below, will thereafter have the right to receive, on exercise of the right, a number of shares of common stock of the acquiring company that has a current market price equal to two times the exercise price of the right.

         When a flip-in event or a flip-over event occurs, all rights that then are, or under the circumstances the Rights Agreement specifies previously were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the Rights Agreement specifies.

         SERIES A PREFERRED STOCK. After the release date, each right will entitle the holder to purchase a one one-thousandth share of our Series A Preferred Stock, which fraction will be essentially the economic equivalent of one share of common stock.

         ANTI-DILUTION. The number of outstanding rights associated with a share of common stock, the number of fractional shares of Series A Preferred Stock issuable upon exercise of a right and the exercise price of the right are subject to adjustment in the event of certain stock dividends on, or a subdivision, combination or reclassification of, our common stock occurring prior to the release date. The exercise price of the rights and the number of fractional shares of Series A Preferred Stock or other securities or property issuable on exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Series A Preferred Stock.

         With some exceptions, we will not be required to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. The Rights Agreement also will not require us to issue fractional shares of Series A Preferred Stock that are not integral multiples of the specified fractional share and, in lieu thereof, we will make a cash adjustment based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, we reserve the right to require prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that it will issue only whole shares of Series A Preferred Stock.

         REDEMPTION OF RIGHTS. At any time until the time a person becomes an acquiring person, we may redeem the rights in whole, but not in part at a price of $.005 per right, payable, at our option, in cash, shares of common stock or such other consideration as our board of directors may determine. Upon such redemption, the rights will terminate and the only right of the holders of rights will be to receive the $.005 redemption price.

         EXCHANGE OF RIGHTS. At any time after the occurrence of a flip-in event, and prior to a person's becoming the beneficial owner of 50% or more of our outstanding common stock or the occurrence of a flip-over event, we may exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void, in whole or in part), at an exchange ratio of one share of common stock, and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

         SUBSTITUTION. If we have an insufficient number of authorized but unissued shares of common stock available to permit an exercise or exchange of rights upon the occurrence of a flip-in event, we may substitute certain other types of property for common stock so long as the total value received by the holder of the rights is equivalent to the value of the common stock that the shareholder would otherwise have received. We may substitute cash, property, equity securities or debt, reduce the exercise price of the rights or use any combination of the foregoing.

         NO RIGHTS AS A SHAREHOLDER. Until a right is exercised, a holder of rights will have no rights to vote or receive dividends or any other rights as a holder of our preferred or common stock.

         AMENDMENT OF TERMS OF RIGHTS. Our board of directors may amend any of the provisions of the Rights Agreement, other than the redemption price, at any time prior to the time a person becomes an acquiring person. Thereafter, the board of directors may only amend the Rights Agreement in order to cure any ambiguity, defect or inconsistency or to make changes that do not materially and adversely affect the interests of holders of the rights, excluding the interests of any acquiring person.

         RIGHTS AGENT. JPMorgan Chase Bank will serve as rights agent with regard to the rights.

         ANTI-TAKEOVER EFFECTS. The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to make more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our shareholders. Because our board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination approved by the board of directors.

                             VALIDITY OF SECURITIES

         The validity of the common stock issuable upon exercise of the transferable options will be passed upon for us by Baker Botts L.L.P., Houston, Texas.

                                    EXPERTS

         The consolidated financial statements of CenterPoint Energy and its subsidiaries as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which reports express an unqualified opinion and include explanatory paragraphs referring to the distribution of Reliant Resources, Inc., the change in method of accounting for goodwill and certain intangible assets and the recording of asset retirement obligations), and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the estimated expenses payable by CenterPoint Energy, Inc., a Texas corporation ("CenterPoint"), in connection with the offering described in this Registration Statement.

SEC registration fee...........................           $   320
Accounting fees and expenses...................            10,000
Legal fees and expenses........................            10,000
Miscellaneous..................................             4,680

             Total.............................            25,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article 2.02.A.(16) and Article 2.02-1 of the Texas Business Corporation Act and Article V of CenterPoint's Amended and Restated Bylaws provide CenterPoint with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, CenterPoint has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.

      Additionally, Article IX of CenterPoint's Amended and Restated Articles of Incorporation provides that a director of CenterPoint is not liable to CenterPoint or its shareholders for monetary damages for any act or omission in the director's capacity as director, except that Article IX does not eliminate or limit the liability of a director for (i) any breach of such director's duty of loyalty to CenterPoint or its shareholders, (ii) any act or omission not in good faith that constitutes a breach of duty of such director to CenterPoint or an act or omission that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

      Article IX also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article IX shall not adversely affect any right of protection of a director of CenterPoint existing at the time of the repeal or modification.

      See "Item 17. Undertakings" for a description of the Commission's position regarding such indemnification provisions.

ITEM 16.  EXHIBITS.

      The following documents are filed as part of this Registration Statement or incorporated by reference herein:

                                                               REPORT OR                SEC FILE OR
EXHIBIT                                                       REGISTRATION             REGISTRATION      EXHIBIT
NUMBER               DOCUMENT DESCRIPTION                      STATEMENT                  NUMBER        REFERENCE
-------              --------------------                      ---------                  ------        ---------
 3.1        Amended and Restated Articles of        Registration Statement on Form       333-69502         3.1
            Incorporation of CenterPoint Energy,    S-4 of CenterPoint Energy, Inc.
            Inc.

 3.1.1      Articles of Amendment to the Amended    Form 10-K of CenterPoint              1-31447         3.1.1
            and Restated Articles of                Energy, Inc. for the year ended
            Incorporation of CenterPoint Energy,    December 31, 2001
            Inc.

 3.2        Amended and Restated Bylaws of          Form 10-K of CenterPoint              1-31447          3.2
            CenterPoint Energy, Inc.                Energy, Inc. for the year ended
                                                    December 31, 2001

 3.3        Statement of Resolution Establishing    Form 10-K of CenterPoint              1-31447          3.3
            Series of Shares Designated Series A    Energy, Inc. for the year ended
            Preferred Stock and Form of Rights      December 31, 2001
            Certificate

 4.1        Rights Agreement dated as of January    Form 10-K of CenterPoint              1-31447          4.2
            1, 2002 between CenterPoint Energy,     Energy, Inc. for the year ended
            Inc. and JPMorgan Chase Bank, as        December 31, 2001
            Rights Agent

 4.2        Form of CenterPoint Energy, Inc.        Registration Statement on Form       333-69502         4.1
            Stock Certificate                       S-4 of CenterPoint Energy, Inc.

 4.3.1      Long-Term Incentive Plan of             Registration Statement on Form       333-60260         4.6
            Reliant Energy, Incorporated            S-8 of Reliant Energy,
            effective as of January 1, 2001         Incorporated

 4.3.2      First Amendment to Long-Term            Registration Statement on Form       333-60260         4.7
            Incentive Plan of Reliant Energy,       S-8 of Reliant Energy,
            Incorporated effective as of            Incorporated
            January 1, 2001

 4.3.3      Second Amendment to Long-Term           Form 10-K of CenterPoint              1-31447        10(aa)(3)
            Incentive Plan of Reliant Energy,       Energy, Inc. for the year ended
            Incorporated effective December 1,      December 31, 2003
            2003

 4.4.1      Reliant Energy, Incorporated 1994       Form 10-Q of Reliant Energy,          1-3187          10.6
            Long-Term Incentive Compensation        Incorporated for the quarter
            Plan, as amended and restated           ended June 30, 2002
            effective January 1, 2001

 4.4.2      First Amendment to Reliant Energy,      Form 10-K of CenterPoint              1-31447        10(p)(7)
            Incorporated 1994 Long-Term Incentive   Energy, Inc. for the year ended
            Compensation Plan effective             December 31, 2003
            December 1, 2003

 5.1        Opinion of Baker Botts L.L.P. as to
            the legality of the securities

23.1        Consent of Deloitte & Touche LLP

23.2        Consent of Baker Botts L.L.P. (included
            in Exhibit 5.1)

24.1        Powers of Attorney (included on the
            signature page of this registration
            statement)

--------------------

ITEM 17.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on April 15, 2004.

                                      CENTERPOINT ENERGY, INC.

                                      By:       /s/ David M. McClanahan
                                          --------------------------------------
                                          David M. McClanahan
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. McClanahan, Scott E. Rozzell and Rufus S. Scott, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                                       DATE
                  ---------                                   -----                                       ----
         /s/ David M. McClanahan                     President,                                    April 15, 2004
--------------------------------------------         Chief Executive Officer and Director
         David M.  McClanahan                        (Principal Executive Officer)

         /s/ Gary L. Whitlock                        Executive Vice President                      April 15, 2004
--------------------------------------------         and Chief Financial Officer
         Gary L.  Whitlock                           (Principal Financial Officer)

         /s/ James S. Brian                          Senior Vice President and                     April 15, 2004
--------------------------------------------         Chief Accounting Officer
         James S.  Brian                             (Principal Accounting Officer)

         /s/ Milton Carroll                          Director                                      April 15, 2004
--------------------------------------------
         Milton Carroll

         /s/ Derrill Cody                            Director                                      April 15, 2004
--------------------------------------------
         Derrill Cody

         /s/ John T. Cater                           Director                                      April 15, 2004
--------------------------------------------
         John T. Cater

         /s/ O. Holcombe Crosswell                   Director                                      April 15, 2004
--------------------------------------------
         O. Holcombe Crosswell

         /s/ Thomas F. Madison                       Director                                      April 15, 2004
--------------------------------------------
         Thomas F. Madison

         /s/ Michael E. Shannon                      Director                                      April 15, 2004
--------------------------------------------
         Michael E. Shannon

                                INDEX TO EXHIBITS

                                                                  REPORT OR                SEC FILE OR
EXHIBIT                                                          REGISTRATION             REGISTRATION      EXHIBIT
NUMBER                  DOCUMENT DESCRIPTION                      STATEMENT                  NUMBER        REFERENCE
------                  --------------------                      ---------                  ------        ---------
 3.1           Amended and Restated Articles of        Registration Statement on Form       333-69502         3.1
               Incorporation of CenterPoint Energy,    S-4 of CenterPoint Energy, Inc.
               Inc.

 3.1.1         Articles of Amendment to the Amended    Form 10-K of CenterPoint              1-31447         3.1.1
               and Restated Articles of                Energy, Inc. for the year ended
               Incorporation of CenterPoint Energy,    December 31, 2001
               Inc.

 3.2           Amended and Restated Bylaws of          Form 10-K of CenterPoint              1-31447          3.2
               CenterPoint Energy, Inc.                Energy, Inc. for the year ended
                                                       December 31, 2001

 3.3           Statement of Resolution Establishing    Form 10-K of CenterPoint              1-31447          3.3
               Series of Shares Designated Series A    Energy, Inc. for the year ended
               Preferred Stock and Form of Rights      December 31, 2001
               Certificate

 4.1           Rights Agreement dated as of January    Form 10-K of CenterPoint              1-31447          4.2
               1, 2002 between CenterPoint Energy,     Energy, Inc. for the year ended
               Inc. and JPMorgan Chase Bank, as        December 31, 2001
               Rights Agent

 4.2           Form of CenterPoint Energy, Inc.        Registration Statement on Form       333-69502         4.1
               Stock Certificate                       S-4 of CenterPoint Energy, Inc.

 4.3.1         Long-Term Incentive Plan of             Registration Statement on Form       333-60260         4.6
               Reliant Energy, Incorporated            S-8 of Reliant Energy,
               effective as of January 1, 2001         Incorporated

 4.3.2         First Amendment to Long-Term            Registration Statement on Form       333-60260         4.7
               Incentive Plan of Reliant Energy,       S-8 of Reliant Energy,
               Incorporated effective as of            Incorporated
               January 1, 2001

 4.3.3         Second Amendment to Long-Term           Form 10-K of CenterPoint              1-31447        10(aa)(3)
               Incentive Plan of Reliant Energy,       Energy, Inc. for the year ended
               Incorporated effective December 1,      December 31, 2003
               2003

 4.4.1         Reliant Energy, Incorporated 1994       Form 10-Q of Reliant Energy,          1-3187          10.6
               Long-Term Incentive Compensation        Incorporated for the quarter
               Plan, as amended and restated           ended June 30, 2002
               effective January 1, 2001

 4.4.2         First Amendment to Reliant Energy,      Form 10-K of CenterPoint              1-31447        10(p)(7)
               Incorporated 1994 Long-Term Incentive   Energy, Inc. for the year ended
               Compensation Plan effective             December 31, 2003
               December 1, 2003

 5.1           Opinion of Baker Botts L.L.P. as to
               the legality of the securities

23.1           Consent of Deloitte & Touche LLP

23.2           Consent of Baker Botts L.L.P. (included
               in Exhibit 5.1)

24.1           Powers of Attorney (included on the
               signature page of this registration
               statement)